Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SWK HOLDINGS CORPORATION

(Originally incorporated June 17, 1999 under the name Kana Communications, Inc.)

ARTICLE I

The name of this corporation is SWK Holdings Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, County of New Castle, City of Wilmington, DE 19808. The name of the Corporation’s registered agent at such address is the Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Two Hundred Fifty-Five Million (255,000,000). Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of any class or series of stock, unless a vote of any such holders is required pursuant to the terms of any series of Preferred Stock.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

The Preferred Stock may be issued from time to time in one or more series, without, except as otherwise may be provided this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, powers, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences, powers and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock of the Corporation entitled to vote thereon.

ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be determined by resolution of the Board of Directors.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of this Corporation.

The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall serve for a term expiring at the annual meeting of stockholders following their election or appointment, with each such director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, with or without cause, in each case by the affirmative vote of 66 2/3% of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock, stockholders of the Corporation shall take action by meeting and shall have no right to take any action by written consent without a meeting. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders, for any purpose or purposes, may only be called by such persons as may be authorized by the Bylaws. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VIII

1.	To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.
2.	To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, provided that this Section 2 of this Article VIII shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the GCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the Corporation.
3.	Each person who was or is made a party or was or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding (including arbitration, alternative dispute mechanism, inquiries, judicial, administrative or legislative hearings, or investigations), whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), shall be indemnified and held harmless by the Corporation against expenses (including attorneys’ fees), judgments, fines, liabilities, losses, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceedings to the fullest extent authorized by the GCL.

4.	In addition to the right to indemnification conferred in Section 3 of this Article VIII, an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, if required by applicable law, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Section 3 of this Article VIII or otherwise.
5.	If a request for indemnification under Section 3 of this Article VIII is not paid in full by the Corporation within 60 days, or if a request for an advancement of expenses under Section 4 of this Article VIII is not paid in full by the Corporation within 20 days, after a written request has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the GCL. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the GCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, it shall be presumed that the indemnitee is entitled to be indemnified, or to such advance of expenses, and the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VIII or otherwise shall be on the Corporation.
6.	The rights to indemnification and advancement of expenses conferred by this Article VIII shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights, and shall continue as to a person who has ceased to serve in such capacity, and shall inure to the benefit of such person’s heirs, executors and administrators. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

7.	If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer or to permit the Corporation to provide broader indemnification and advancement rights than said law permitted the Corporation to provide prior to such amendment, the liability of a director or officer of the Corporation shall be eliminated or limited, and the indemnification and advancement rights conferred by this Article VIII to indemnitees shall be broadened, to the fullest extent permitted by the GCL, as so amended. An amendment, repeal or elimination of this Article VIII shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, repeal or elimination.
8.	The Corporation’s obligation, if any, to indemnify or pay expenses to any person under this Article VIII shall be reduced to the extent such person has otherwise received payment under any insurance policy, indemnity clause, bylaw, agreement, vote or otherwise.
9.	All references in this Article VIII to an officer shall mean only (i) a person who at the time of the relevant act or omission is deemed to have consented to service by the delivery of process to the registered agent of the Corporation pursuant to Section 3114(b) of Title 10 of the Delaware Code (for purposes of this sentence only, treating residents of Delaware as if they were nonresidents to apply Section 3114(b) of Title 10 of the Delaware Code), (ii) any Managing Director of the Corporation, and (iii) any other person that the Board of Directors determines should be deemed an “officer” expressly for purposes of this Article VIII.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles V, VI, VII, VIII and IX of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders of at least 66-2/3% of the outstanding voting stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation, that restates and integrates and further amends the provisions of the Second Amended and Restated Certificate of Incorporation of this Corporation as amended to date, and that has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 12th day of August, 2022.

SWK HOLDINGS CORPORATION

By:	/s/ Winston L. Black, III
Name: Winston L. Black, III
Title: Chief Executive Officer